EXHIBIT 99.1

THE WORLD WIDE LEADER IN DIGITAL PROJECTION

corporate headquarters

27700B sw parkway avenue

wilsonville

oregon

97070

503.685.8888

800.294.6400

www.infocus.com

For Immediate Release

Public Relations Contacts:	Investor Relations Contact:
John Fread	Mike Yonker
InFocus Corporation	InFocus Corporation
503.685.8170	503.685.8603
john.fread@infocus.com	mike.yonker@infocus.com

Julie Brown
Edelman
503.227.5767
julie.brown@edelman.com

InFocus Announces New Chief Marketing Officer

Appointment Enhances InFocus Expertise as Company Enters New Markets

Wilsonville, Ore., March 1, 2005 — InFocus® (Nasdaq: INFS), the worldwide leader in digital projection technology and services, today announced the appointment of Scott Ballantyne as Chief Marketing Officer.

As Chief Marketing Officer, Ballantyne is responsible for strategic direction of all global InFocus marketing efforts including segmentation, branding, product ID, advertising, customer experience, as well as internal and external communications.  Ballantyne brings extensive experience from top consumer and technology companies including T-Mobile, Asia Global Crossing, Dell and Motorola over the course of 18 years in Europe, Asia and the United States.

Most recently as Senior Vice President, Segment and Channel Marketing at T-Mobile, Ballantyne successfully drove growth of new product strategies and was responsible for the company’s channel strategy and partnerships with top brands.  He was instrumental in leading T-Mobile’s success in the wireless email category, specifically with the award-winning Blackberry portfolio.

“With his global experience and strong record of leadership, Scott is a great fit for our management team,” said Kyle Ranson, President and CEO, InFocus Corporation. “As we continue to lead in the projector market and extend our offering into new areas, he will be a key player in driving our comprehensive consumer marketing strategy.”

“I’m thrilled to join the InFocus team and bring my global experience in both technology and consumer marketing to the table,” said Scott Ballantyne, Chief Marketing Officer, InFocus Corporation. “This is an exciting time in the digital display industry and I look forward to joining a pioneer in this space.”

In addition to the appointment of Ballantyne, InFocus also announces management changes as part of a move to strengthen its current leadership.  Dr. Candace Petersen, Ph.D., former Vice President of Marketing is now Vice President, Chief Strategy Officer for InFocus; Scott Hix, previously Senior Vice President and General Manager for the Americas has expanded his role to become the Senior Vice President of Worldwide Sales; and Amar Samra has been appointed Senior Vice President and

General Manager of Lines of Business after two years of successfully leading and re-engineering the European, Middle East and Africa (EMEA) Sales Business Unit.

For more information about InFocus, please visit www.infocus.com.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) has been innovating and developing new ways for people to share big pictures and ideas in business, education and home entertainment for almost twenty years. Beginning with our worldwide leadership in digital projectors, today our expertise extends beyond projection into large format displays, ultra-thin microdisplay televisions, wireless connectivity, networking software and engine technology all designed to make the presentation of ideas, information, and entertainment an exhilarating experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, ASK, Proxima, ASK Proxima, LiteShow, ScreenPlay and LP are trademarks or registered trademarks of InFocus Corporation or its subsidiaries in the United States and other countries.  Digital Light Processing and DLP are trademarks of Texas Instruments.